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                                                                     Exhibit 5.1




                                                  July 18, 2005





Payless ShoeSource, Inc.
3231 Southeast Sixth Avenue
Topeka, Kansas 66607-2207

Ladies and Gentlemen:

         In connection with the registration under the Securities Act of 1933, as amended (the "Act"), of 214,250 shares (the "Securities") of Common Stock, par value $0.01 per share, of Payless ShoeSource, Inc., a Delaware corporation (the "Company"), I have examined such corporate records, certificates and other documents, and such questions of law, as I have considered necessary or appropriate for the purposes of this opinion.

         Upon the basis of such examination, I advise you that, in my opinion, when the registration statement relating to the Securities (the "Registration Statement") has become effective under the Act and the Securities have been duly issued and transferred as contemplated by the Registration Statement, the Securities will be validly issued, fully paid and nonassessable.

         The foregoing opinion is limited to the federal laws of the United States and the Delaware General Corporation Law.

         In rendering the foregoing opinion, I have relied as to certain matters on information obtained from public officials, officers of the Company and other sources I believed to be responsible.

         I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me under the heading "Validity of Common Stock" in the Prospectus. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act.

                                                     Very truly yours,

                                                     /s/ Harold Herman, Esq.